Exhibit 3.1

THIS COMPOSITE ARTICLES OF INCORPORATION OF INGLES MARKETS, INCORPORATED (THE “CORPORATION”) REFLECTS THE PROVISIONS OF THE CORPORATION’S ARTICLES OF INCORPORATION AND ALL AMENDMENTS THERETO FILED WITH THE NORTH CAROLINA SECRETARY OF STATE THEREAFTER ON OR PRIOR TO MARCH 31, 2022, BUT IS NOT AN AMENDMENT AND/OR RESTATEMENT THEREOF.

COMPOSITE

ARTICLES OF INCORPORATION

OF

INGLES MARKETS, INCORPORATED

We, the undersigned natural persons of the age of twenty-one years or more, do hereby associate ourselves into a business corporation under the laws of the State of North Carolina, as contained in Chapter 55 of the General Statutes of North Carolina, entitled “Business Corporation Act”, and the several amendments thereto, and to that end do hereby set forth:

1.	The name of the Corporation is INGLES MARKETS, INCORPORATED.

2.	The period of duration of the Corporation shall be perpetual.

3.	The purpose or purposes for which the Corporation is organized are:

(a) Primarily, to engage in the business of operating retail and wholesale grocery, produce, food and non-food stores, and meat and food markets, bakeries and delicatessen shops;

(b) To operate drug stores, and in connection therewith to buy, sell and dispense drugs, medicines and kindred articles by prescription and by package;

(c) And also to operate farms, hatcheries, broiler plants and butcher shops;

(d) And in connection with the foregoing, to buy, sell, trade and otherwise deal in and with all types and kinds of products of merchandise usually associated with the foregoing businesses and similar types of production and merchandising establishments;

(e) And in connection with the foregoing, to employ the necessary persons required to operate the business or businesses for which this Corporation is organized; and to buy, rent, lease or otherwise acquire the use of storage and warehouse space, buildings and premises for the purpose of operating therein and therefrom, or leasing and subleasing the same;

(f) To purchase, acquire, hold, transfer, and dispose of stocks, bonds, notes, mortgages, and other evidences of indebtedness of any person or corporation, and to issue, execute, and deliver in exchange therefor its stocks, mortgages, notes, or other obligations, and to do all things conducive to the objects herein set forth; and

(g) And in order to properly prosecute the objects and purposes above set forth, this corporation shall have full power and authority to purchase, lease, and otherwise acquire, hold, mortgage, convey, and otherwise dispose of all kinds of property, both real and personal, both in this state and in all other states, territories, and dependencies of the United States; to purchase the business, goodwill, and all other property of any individual firm,  or corporation as a going concern and to assume all its debts, contracts, and obligations, to construct, equip, and maintain buildings, works, factories, and plants, to install, maintain, and operate all kinds of machinery and power, and generally to perform all acts which may be deemed necessary or expedient for the proper and successful prosecution of the objects and purposes for which the corporation is created.

4.

(a) Classes and Number of Shares.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 260,000,000. The classes and the aggregate number of shares of stock of each class which the Corporation shall have authority to issue are as follows:

Class	Authorized	Par	Series
Class A Common Stock (hereinafter the Class A Common Stock)	150,000,000	$0.05	N/A
Class B Common Stock (hereinafter the Class B Common Stock)	100,000,000	$0.05	N/A
Preferred Stock	10,000,000	$0.05	As determined by the Board of Directors.

(b)	Powers and Rights of the Class A Common Stock and the Class B Common Stock.

1. Dividends and Distributions.  Subject to the rights of holders of Preferred Stock, and subject to any other provisions of these Articles of Incorporation, as amended from time to time, holders of Class A Common Stock and Class B Common Stock shall be entitled to share in all dividends and other distributions in cash, stock or property of the Corporation (in liquidation or otherwise) as may be declared by the Board of Directors from time to time out of assets or cash funds of the Corporation legally available therefor; provided, however, that holders of Class A Common Stock shall be entitled to receive cash dividends and distributions in cash or property (but not Common Stock) of the Corporation in an amount per share equal to one hundred ten percent (110%) of the amount per share payable to the holders of Class B Common Stock; and provided, further, that in the case of dividends or other distributions payable in stock of the Corporation other than Preferred Stock, including distributions pursuant to stock split-ups, divisions or combinations, only shares of Class A Common Stock will be distributed with respect to Class A Common Stock and only shares of Class B Common Stock will be distributed with respect to Class B Common Stock. In no event will shares of either Class A Common Stock or Class B Common Stock be split, divided or combined unless the other Class of Common Stock is also split, divided or combined proportionately.

2. Voting Rights and Powers. If there is no Class A Common Stock outstanding, subject to the issuance of any series of voting Preferred Stock, holders of Class B Common Stock shall have exclusive voting power. If Class A Common Stock is issued and outstanding, the voting rights of the Class A Common Stock and Class B Common Stock shall be as follows:

(A) Holders of Class A Common Stock and Class B Common Stock shall in all matters not specified in paragraph (B), (C), (D) or (E) of this Article 4(b)(2) vote together as a single class; provided that holders of Class A Common Stock shall have one vote per share and holders of Class B Common Stock shall have ten votes per share.

(B) With respect to the election of directors, holders of Class A Common Stock voting as a separate class shall be entitled to elect that number of directors which constitutes twenty-five percent (25%) of the authorized number of members of the Board of Directors (rounded up to the next whole number if the fraction which results from the multiplication of the authorized number of members of the Board of Directors by twenty-five percent (25%) is equal to or greater than one-half and rounded down to the whole number if such fraction is less than one-half). Holders of Class B Common Stock voting as a separate class shall be entitled to elect those authorized directors which holders of the Class A Common Stock are not entitled to elect.

(C) In accordance with the General Statutes of North Carolina, holders of Class A Common Stock shall be entitled to vote as a separate class on the removal, with or without cause, of any director elected by holders of Class A Common Stock, and holders of Class B Common Stock shall be entitled to vote as a separate class on the removal, with or without cause, of any director elected by the holders of Class B Common Stock.

(D) Holders of Class A Common Stock and Class B Common Stock shall be entitled to vote as a separate class on such other matters as may be required by law or these Articles of Incorporation to be submitted to such holders voting as separate classes.

(E) Any vacancy in the office of a director elected by holders of Class A Common Stock may be filled by a vote of such holders voting as a separate class, and any vacancy in the office of a director elected by holders of Class B Common Stock may be filled by a vote of such holders voting as separate class and, in the absence of a stockholder vote, in the case of a vacancy in the office of a director elected by either class, any vacancy may be filled by the remaining directors as provided in the Corporation’s By-laws. Any director elected by the Board of Directors to fill a vacancy shall serve until the next annual meeting of the stockholders and until his or her successor has been chosen and has qualified. If permitted by the Corporation’s By-laws, the Board of Directors may increase the number of directors and any vacancies so created may be filled by the Board of Directors.

(F) [Reserved.]

(G) Holders of Class B Common Stock will not have the right to elect directors as set forth in paragraphs (B) and (E) of this Article 4(b)(2) if, on the record date for any stockholder meeting at which directors are to be elected, the number of issued and outstanding shares of Class B Common Stock is less than twelve and one-half percent (12.5%) of the aggregate number of issued and outstanding shares of Class A Common Stock and Class B Common Stock. In such event, those directors to be elected at such meeting other than by holders of Class A Common Stock voting as a class shall be elected by holders of Class A Common Stock and Class B Common Stock voting together as a single class; provided that, with respect to said election, holders of Class A Common Stock shall have one vote per share and holders of Class B Common Stock shall have ten votes per share.

(H) Notwithstanding anything in this Article 4(b)(2) to the contrary, subject to the issuance of any series of voting Preferred Stock, holders of Class A Common Stock shall have exclusive voting power on all matters at any meeting of stockholders if there is no Class B Common Stock issued and outstanding as of the record date for such stockholder meeting.

3. Other Rights.  Except as otherwise required by the North Carolina Business Corporation Act or as otherwise provided in these Articles of Incorporation, each share of Class A Common Stock and each share of Class B Common Stock shall have identical powers, preferences and rights, including rights in liquidation.

4.	Transfer.

(A) Any transfer of shares of Class B Common Stock other than to a “Qualified Transferee,” as hereinafter defined, shall be conclusively deemed to constitute an election by the holder thereof to convert said shares of Class B Common Stock into an equal number of shares of Class A Common Stock.   As used herein, the term “Qualified Transferee” means any one or more of: (i) any holder of Class B Common Stock that is a holder of Class B

Common Stock immediately preceding the transfer, or (ii) any Immediate Family Member, as hereinafter defined, of a holder of Class B Common Stock on the date of transfer, or (iii) in the event of death or legal disability of a holder of Class B Common Stock, (a) such holder’s executor, administrator or personal representative, or (iv) the Ingles Markets, Incorporated Profit Sharing Plan and Trust, or (iv) any participant in the Ingles Markets, Incorporated Profit Sharing Plan and Trust that holds shares of Class B Common Stock in the participant’s Plan account on the date of transfer, or (v) a trust for the benefit of (a) the transferor, or (b) any Immediate Family Member of the transferor, or (c) any holder of Class B Common Stock, or (d) any Immediate Family Member of a holder of Class B Common Stock, or any descendant of Robert P. Ingle (individually referred to as a “Qualified Beneficiary”), if the trustee of such trust is (w) the transferor or an Immediate Family Member of the transferor, or (x) a holder of Class B Common Stock, or (y) an Immediate Family Member of a holder of Class B Common Stock, or (z) a descendant of Robert P. Ingle (individually referred to as a “Qualified Trustee”), or (vi) a beneficiary of a trust described in the immediately preceding clause (v) or, (vii) a trust for the benefit of a beneficiary of a trust described in clause (v) if the trustee of such second trust is a Qualified Trustee, or (viii) any corporation, limited liability company, partnership or other entity that is controlled on the date of transfer by (a) the transferor, (b) an Immediate Family Member of the transferor, or (c) any one or more persons or entities that are each (w) a holder of Class B Common Stock on the date of transfer, or (x) an Immediate Family Member of a holder of Class B Common Stock on the date of transfer, or (z) a descendant of Robert P. Ingle.  For purposes of clause (viii) of the immediately preceding sentence, “control” means (a) the ownership of more than 50% of the voting securities or other voting interest of any entity, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities, by contract or other agreement, as a general partner, as a manager or otherwise.  Any shares of Class B Common Stock transferred beneficially but not of record may be denied the right to vote and receive payment of dividends until the shares have been transferred of record.  “Immediate Family Member” shall mean a person’s spouse, parents and such parent’s descendants.  Any transfer by a deceased holder’s executor, administrator or personal representative shall be deemed made by the deceased holder.

(B) Notwithstanding anything to the contrary set forth herein, any holder of Class B Common Stock may pledge such holder's shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall remain subject to the provisions of this Article 4(b)(4). In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Common Stock shall be (a) be transferred only to a

Qualified Transferee of the pledgor or (b) converted into shares of Class A Common Stock and transferred to the pledgee.

(C)  The Corporation may, in connection with preparing a list of shareholders entitled to vote at any meeting of shareholders, or as a condition to the transfer or the registration of shares of Class B Common Stock on the Corporation's books, require the furnishing of such affidavits or other proof as it deems necessary to establish that any person is the beneficial owner of shares of Class B Common Stock or is a Qualified Transferee.

5.	Conversion Rights.

(A) Subject to the terms and conditions of this Article 4(b)(5)(A), each share of Class B Common Stock shall be convertible at any time or from time to time, at the option of the respective holder thereof, at the office of any transfer agent for Class B Common Stock, and at such other place or places, if any, as the Board of Directors may designate, into one (1) fully paid and nonassessable share of Class A Common Stock. In order to convert Class B Common Stock into Class A common Stock, the holder thereof shall (a) surrender the certificate or certificates for such Class B Common Stock at the office of said transfer agent (or other place as provided above), which certificate or certificates shall be duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation (such endorsements or instruments of transfer to be in form satisfactory to the Corporation ), and (b) give written notice to the Corporation that such holder elects to convert said Class B Common Stock, which notice shall state the name or names in which such holder wishes the certificate or certificates for Class A Common Stock to be issued. The Corporation will issue and deliver at the office of said transfer agent (or other place as provided above) to the person for whose account such Class B Common Stock was so surrendered, or to his nominee or nominees, a certificate or certificates for the number of full shares of Class A Common Stock to which such holder shall be entitled as soon as practicable after such deposit of a certificate or certificates of Class B Common Stock, accompanied by the requisite written notice. Such conversion shall be deemed to have been made as of the date of such surrender of the Class B Common Stock to be converted; and the persons entitled to receive the Class A Common Stock issuable upon conversion of such Class B Common Stock shall be treated for all purposes as the record holder or holders of such Class A Common Stock on such date.

(B) The Corporation covenants that it will at all times reserve and keep available, solely for the purpose of issuance upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock as shall be issuable upon the conversion of all such outstanding Class B Common Stock.

(c)	Preferred Stock.

1. Preferred Stock may be issued in one or more series and may be with such voting powers, full or limited, or without voting powers, and with such conversion rights, designations, preferences, liquidation rights, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be fixed by the Board of Directors pursuant to authority hereby expressly granted to it, but as shall be stated and expressed in the resolution or resolutions authorizing the issuance of such stock adopted by the Board of Directors pursuant to authority expressly vested in it by these provisions.

2. Any Preferred Stock or series thereof may be made subject to redemption at such time or times and at such price or prices as shall be stated and expressed in the resolution or resolutions authorizing the issuance of such stock adopted by the Board of Directors as hereinabove provided.

3. Holders of Preferred Stock or of any series thereof shall be entitled to receive dividends at such rates, on such conditions and at such times as shall be stated and expressed in the resolution or resolutions authorizing the issuance of such stock adopted by the Board of Directors as hereinabove provided, payable in preference to, or in such relation to, the dividends payable on any other class or classes of stock and cumulative or noncumulative as shall be so stated and expressed.

4. Holders of Preferred Stock or of any class or of any series thereof, shall be entitled to such rights upon the dissolution of, or upon any distribution of the assets of the Corporation as shall be stated and expressed in the resolution or resolutions, authorizing the issuance of such stock adopted by  the Board of Directors as hereinabove provided.

5. Subject to the provisions of Article 4(d)(1) below, any Preferred Stock of any class or of any series thereof may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or of any other class or classes of stock of the Corporation or shares of any class or series of stock of any other corporation, at such price or prices as shall be stated and expressed in the resolution or resolutions authorizing the issuance of such Preferred Stock adopted by the Board of Directors as hereinabove provided.

(d)	Issuance of Class A Common Stock, Class B Common Stock and Preferred Stock.

1. The Corporation may not effect the issuance or sale of any additional shares of Class B Common Stock except in connection with (a) stock splits and stock dividends to which Class A Common Stock and Class B Common Stock are each subject proportionately and upon the same terms and (b) the exercise of outstanding options to purchase Class B Common Stock.

2. The Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all shares of Class A Common Stock, Preferred Stock and, subject to Article 4(d)(1), Class B Common Stock herein authorized in accordance with the terms and conditions set forth in these Articles of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration and, in the case of Preferred Stock, in one or more series, all as the Board of Directors in its discretion may determine and without any vote or other action by the shareholders, except as otherwise required by law. At any time shares of Class B Common Stock are outstanding, the Board of Directors may not issue shares of Class A Common Stock in the form of a distribution or distributions pursuant to a stock dividend or split-up, division or combination of the shares of Class A Common Stock except where such shares are issuable both (a) only to holders of the then outstanding shares of Class A Common Stock, and (b) only in conjunction with and in the same ratio as a stock dividend or split-up, division or combination of the shares of Class B Common Stock.

5. The minimum amount of consideration with which the Corporation shall commence business is Thirty Thousand ($30,000) Dollars.

6. The name and address of the initial registered office of the Corporation is INGLES MARKETS, INCORPORATED, 570 Hendersonville Road, Asheville, Buncombe County, North Carolina, and the name of the initial registered agent at such address is ROBERT P. INGLE.

7. [Reserved.]

8. This Corporation shall have authority to do and perform any other acts necessary for or related to the purposes for which it is organized, and as provided by the laws of North Carolina and other states in which it may become authorized to transact business, whether or not herein stipulated.

9. The shareholders of the Corporation shall have no preemptive rights to acquire additional or treasury shares of any class of stock in the Corporation.

10. No director of the Corporation shall have personal liability arising out of an action whether by or in the right of the Corporation or otherwise for monetary damages for breach of his or her duty as a director; provided, however, that the foregoing shall not limit or eliminate the personal liability of a director with respect to (i) acts or omissions not made in good faith that such director at the time of such breach knew or believed were in conflict with the best interests of the Corporation, (ii) any liability under Section 55-32 of the North Carolina General Statutes or any successor provision, (iii) any transaction from which such director derived an improper personal benefit, or (iv) acts or omissions occurring prior to the date of the effectiveness of this Article. As used in this Article, “improper personal benefit” does not include a director’s compensation or other incidental benefit for or on account of his or her service as a director, officer, employee, independent contractor, attorney or consultant of the Corporation.

Furthermore, notwithstanding the foregoing provision, in the event that Section 55-7 or any other provisions of the North Carolina General Statutes is amended or enacted to permit further limitation or elimination of the personal liability of a director, the personal liability of the Corporation’s directors shall be limited or eliminated to the fullest extent permitted by the applicable law.

This Article shall not affect a charter or by-law provision or contract or resolution of the Corporation indemnifying or agreeing to indemnify a director against personal liability. Any repeal or modification of this Article shall not adversely effect any limitation hereunder on the personal liability of a director with respect to acts or omissions occurring prior to such repeal or modification.